UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/15/2008

American Mold Guard, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32862

California	74-3077656
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

30270 Rancho Viejo Road, Suite E, San Juan Capistrano, California 92675
(Address of principal executive offices, including zip code)

949-240-5144
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed on March 26, 2008, American Mold Guard, Inc. ("AMGI") received a notice from The Nasdaq Stock Market advising that AMGI was not in compliance with Nasdaq Marketplace Rule 4310(c)(3)(the "Rule") because AMGI does not have (a) a minimum of $2,500,000 of stockholder equity, nor (b) a $35,000,000 market value of listed securities nor (c) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As a result of AMGI's noncompliance with the Rule, the Staff of The Nasdaq Stock Market (the "Staff") commenced a review of AMGI's eligibility for continued listing on the Nasdaq Capital Market. To facilitate this review, AMGI was to provide the Staff, by April 9, 2008, with a specific plan to achieve and sustain compliance with all of the Nasdaq Stock Market's listing requirements.

In a letter from AMGI to The Nasdaq Stock Market dated April 9, 2008, AMGI informed the Staff that AMGI would be unable to submit a plan to regain compliance with the Rule as a result of AMGI's recent discontinuance of business operations. On April 9, 2008, AMGI received a Nasdaq Staff Determination Letter from the Staff (the "Nasdaq Staff Determination Letter") stating that since AMGI would be unable to submit a plan to regain compliance with the Rule, the Staff has determined to delist AMGI's securities from the Nasdaq Capital Market. Further, the Nasdaq Staff Determination Letter stated that the following additional matters serve as additional basis for delisting AMGI's securities:

        (i)        AMGI no longer complies with the independent director and committee requirements set forth in Marketplace Rule 4350(c), and the audit committee composition requirements set forth in Marketplace Rule 4350(d).

        (ii)        The lack of independent oversight of AMGI following the resignation of all of AMGI's independent directors, as well as AMGI's non-operational status, raise public interest concerns under Marketplace Rule 4300.

Accordingly, unless AMGI requests an appeal of the Staff's determination, trading of AMGI's securities will be suspended at the opening of business on April 18, 2008, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove AMGI's securities from listing and registration on The Nasdaq Stock Market.

As required by Nasdaq Marketplace Rule 4804(b), AMGI has issued a press release, dated as of April 14, 2008, reporting the receipt of the Nasdaq Staff Determination Letter and the Nasdaq Marketplace Rules upon which it is based. A copy of the press release is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item 3.01 of this Form 8-K including exhibit 99.1 attached hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section unless AMGI specifically incorporates it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. AMGI undertakes no duty or obligation to publicly update or revise the information pursuant to Item 3.01 of this Current Report on Form 8-K.

Item 4.01.    Changes in Registrant's Certifying Accountant

During AMGI's two most recent fiscal years or any later interim period, AMGI's principal independent accountant did not resign, was not terminated and did not refuse to stand for re-election. However, as a result of AMGI discontinuing its business operations on April 7, 2008, AMGI and its independent accountant, Haskell & White LLP terminated the auditor-client relationship between them on April 8, 2008. This decision was not recommended or approved by the board of directors of AMGI or AMGI's audit committee or similar committee of the board of directors of AMGI.

Haskell & White LLP's audit report for the year ended December 31, 2007 did not contain an adverse opinion or disclaimer of opinion, but was modified as to uncertainty due to substantial doubt regarding AMGI's ability to continue as a going concern.

There were no disagreements with Haskell & White LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the last two years audited by them, during the interim periods reviewed by them, at the time that the auditor-client relationship terminated or at any time since then through the date of the filing of this report.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 14, 2008, John W. Martin, the sole officer and director of AMGI withdrew the tender of his resignation as an officer and director of AMGI, which resignation was scheduled to be effective as of 5:00 p.m., Pacific Time, on April 14, 2008. As a result of Mr. Martin's withdrawal of his tender of resignation from the Board of Directors and as Secretary of AMGI, Mr. Martin remains the sole officer and director of AMGI.

Item 9.01.    Financial Statements and Exhibits

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mold Guard, Inc.

Date: April 15, 2008	By:	/s/ John W. Martin
John W. Martin
Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Entitled "American Mold Guard Receives Notification From NASDAQ Regarding Delisting."